 Exhibit 99.1

REDWOOD TRUST ANNOUNCES

DATE OF FOURTH QUARTER 2021 FINANCIAL RESULTS WEBCAST AND

CONFERENCE CALL

MILL VALLEY, CA – Redwood Trust, Inc. (NYSE: RWT), a leader in expanding access to housing for homebuyers and renters, is scheduled to release its fourth quarter 2021 results on February 9, 2022 after the close of the market. Redwood's senior management team plans to hold a conference call to discuss its fourth quarter 2021 financial results later that same day at 2:00 pm Pacific Time/ 5:00 pm Eastern Time.

Webcast Information

The conference call will be webcast live in listen-only mode through the Events and Presentations section of Redwood Trust’s Investor Relations website at https://ir.redwoodtrust.com/events-and-presentations/events. To listen to the webcast, please go to Redwood's website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call.

Conference Call Information

To participate by phone, please dial-in at least 15 minutes prior to the start time to allow for wait times to access the conference call. The live conference call will be accessible domestically or internationally, by dialing 1-877-423-9813 or 1-201-689-8573, respectively.

A replay of the conference call will be available after 5:00 p.m. Pacific Time / 8:00 p.m. Eastern Time on Wednesday, February 9, 2022, through 8:59 p.m. Pacific Time / 11:59 p.m. Eastern Time on Wednesday, February 23, 2022. To access the replay, listeners may use 1-844-512-2921 (domestic) or 1-412-317-6671 (international). The passcode for the replay is 13726362.

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit. Our operating platforms occupy a unique position in the housing finance value chain, providing liquidity to growing segments of the U.S. housing market not served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms; whole-loan distribution activities; and our publicly-traded shares. Our consolidated investment portfolio has evolved to incorporate a diverse mix of residential, business purpose and multifamily investments. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Since going public in 1994, we have managed our business through several cycles, built a track record of innovation, and a best-in-class reputation for service and a common-sense approach to credit investing. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood, please visit our website at redwoodtrust.com or connect with us on LinkedIn, Twitter, or Facebook.

CONTACT

Investor Relations

Kaitlyn Mauritz – SVP, Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com

Media Relations

Sard Verbinnen & Co

Email: Redwood-SVC@sardverb.com